DELAWARE LIFE INSURANCE COMPANY

Assistant Secretary’s Certificate

I, Maryellen Percuoco, Assistant Secretary of Delaware Life Insurance Company, a Delaware corporation (the “Corporation”), DO HEREBY CERTIFY that at a meeting of the Board of Directors of said Company duly held on April 17, 2024, the following resolution was duly adopted and such resolution has not since been modified or rescinded and is in full force and effect on the date hereof:

“Annual Authorization of SEC Powers of Attorney

RESOLVED, that for the purposes of facilitating the execution and filing of any registration statements of the Company or its separate accounts and any amendments under the Securities Act of 1933 and the Investment Company Act of 1940, the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer of the Company (collectively, the “Officers”) are each hereby authorized to designate as their attorneys and agents the Chief Legal Officer of the Company, and/or such other attorneys or other agents of the Company as the Chief Legal Officer may designate, and each such Officer is further authorized to execute and deliver to the designated individuals a written power of attorney authorizing such individuals to execute, deliver, and file in such Officer’s name, on behalf of the Company or its separate accounts, any such registration statement or amendment thereto.”

WITNESS my hand this 17th day of April 2024.

/s/ Maryellen Percuoco

Maryellen Percuoco
Assistant Secretary